UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 11, 2020

Commission File Number: 000-21990

Mateon Therapeutics Inc

(Exact name of registrant as specified in its charter.)

Delaware	13-3679168
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

29397 Agoura Rd., Suite 107, Agoura Hills, California 91301

(Address of principal executive offices)

(Registrant’s Telephone number)

(650) 635-7000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2)

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
N/A	MATN	N/A

Item 1.01. Entry into a Material Definitive Agreement.

The disclosure under Item 5.02 of this Current Report on Form 8-K/A with respect to certain consulting arrangements and Mateon Therapeutics, Inc.’s (the “Company”) relationships with Mr. King and Dr. Maida are incorporated by reference in response to this Item 1.01.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported by the Company, on May 11, 2020, Steven W. King and Anthony E. Maida, III were appointed to the Board of Directors effective that same date. Mr. King and Dr. Maida will each serve until the Company’s next annual meeting of stockholders or until their successors are duly elected and qualified.

Artius Consulting Agreement

On March 9, 2020, the Company and Artius Bioconsulting, LLC (“Artius”), for which Mr. King is the Managing Member, entered into an amendment to the Consulting Agreement dated December 1, 2018, under which Artius agreed to serve as a consultant to the Company for services related to the Company’s business from time to time, effective December 1, 2019 (the “Effective Date”) (the “Artius Agreement”). In connection with the Artius Agreement, Mr. King also agreed to assist the Company with strategic advisory services with respect to transactional and operational contracts, budgetary input, among other matters in connection with the formation of a new business unit to develop AI and Blockchain Driven Vision Systems (“EdgePoint AI”), for which Mr. King is Chief Executive Officer.

Under the terms of the Artius Agreement, the Company agreed to grant to Artius, subject to approval by the Company’s Board of Directors and pursuant to the Company’s 2017 Equity Incentive Plan, 148,837 restricted shares of the Company’s common stock, par value $.01 per share (“Common Stock”), in addition to a 30% pre-financing ownership stake in EdgePoint AI. The Artius Agreement contemplates that Mr. King will generally provide his services at a rate of $237 per hour, not to exceed 44 hours per month and payable monthly, and to reimburse Mr. King for reasonable and necessary expenses incurred by him or Artius in connection with providing services to the Company.

Either the Company or Artius may terminate the Artius Agreement at any time, for any reason following the Effective Date. The Artius Agreement will automatically renew one year from the Effective Date, unless the Parties agree to terminate the Artius Agreement at that time.

The Artius Agreement is filed with this Current Report on Form 8-K/A as Exhibit 10.1.

Maida Consulting Agreement

Effective May 5, 2020, the Company and Dr. Maida entered into an independent consulting agreement, commencing April 1, 2020 (the “Maida Agreement”), under which Dr. Maida will assist the Company in providing medical expertise and advice from time to time in the design, conduct and oversight of the Company’s existing and future clinical trials.

Pursuant to the terms of the Maida Agreement, the Company will grant to Dr. Maida 400,000 restricted shares of the Company’s Common Stock corresponding to $80,000 at the stock value of $0.20 per share, to vest on May 5, 2021. The Company will also pay Dr. Maida $15,000 per month for a minimum of 20 hours per week, in in addition to reimbursement of reasonable and necessary expenses incurred by Dr. Maida in connection with his services to the Company.

Either the Company or Dr. Maida may terminate the Maida Agreement, for any reason, upon 30 days advance written notice.

The Maida Agreement is filed with this Current Report on Form 8-K/A as Exhibit 10.2.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description

10.1	Consulting Agreement by and between the Company and Artius, dated March 9, 2020.

10.2	Consulting Agreement by and between the Company and Dr. Maida, dated May 5, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mateon Therapeutics Inc

Date: June 22, 2020	By:	/s/ Vuong Trieu
	Name:	Vuong Trieu
	Title:	Chief Executive Officer